Exhibit 99.1

HORIZON OFFSHORE REPORTS FIRST QUARTER RESULTS

HOUSTON---(May 10, 2005)---Horizon Offshore, Inc. (Other OTC: HOFF) reported a net loss for the quarter ended March 31, 2005 of $(15.5) million, or $(0.48) per share-diluted. This compares with a net loss of $(10.7) million, or $(0.40) per share-diluted, for the first quarter of 2004.

For the first quarter of 2005, gross profit was $2.6 million, on revenues of $37.3 million, compared with a loss of $(0.1) million, on revenues of $42.5 million for the first quarter of 2004. Pre-tax loss was $(14.6) million, with income tax expense of $0.9 million for the first quarter of 2005, compared with pre-tax loss of $(9.9) million, with income tax expense of $0.8 million for the same quarter last year.

For the first three months of 2005, revenues and gross profit were primarily attributable to the Company's Southeast Asia/ Mediterranean operations and the substantial completion of the Israel Electric Corporation project in the Mediterranean. Additionally, revenues and gross profit from the Company's West Africa operations primarily related to the work performed and billed for the West Africa Gas Pipeline Company Limited project that was awarded in December 2004. Work under this West Africa contract is expected to be substantially complete in October 2006. Revenues and profitability from the Company's Latin American operations decreased because the Company completed its major project in Mexico in the fourth quarter of 2004 and did not perform any additional projects in Mexico in the first quarter of 2005.

Interest expense for the quarter ended March 31, 2005 was $10.3 million compared to $3.7 million for the quarter ended March 31, 2004. Interest expense increased due to higher average outstanding debt balances, higher interest rates and other financing costs. Included in interest expense for the first quarter of 2005 is $2.3 million interest paid in cash, $4.2 million interest paid in-kind and net $3.8 million, primarily related to debt discount and deferred loan fee amortization associated with the 16% and 18% subordinated secured notes (collectively, the Subordinated Notes) that the Company issued in 2004.

On March 31, 2005, the Company closed loans of $30 million and $40 million under two senior secured credit facilities and received net proceeds of $44.2 million on April 1, 2005, after repayment of the $25.8 million outstanding, including $0.2 million of accrued interest, under its revolving credit facility with The CIT Group/Equipment Financing, Inc. The Company expects to complete a debt for equity exchange transaction in May 2005 pursuant to the recapitalization letter agreement dated March 31, 2005 (Recapitalization Agreement) that the Company entered into with the holders of all of its Subordinated Notes. The Subordinated Note holders agreed to exchange approximately $85 million aggregate principal amount of Subordinated Notes, and any accrued interest due thereon, and all of the outstanding shares of the Company's Series A Redeemable Participating Preferred Stock for one million shares of a new series of the Company's Series B Mandatorily Convertible Redeemable Preferred Stock (Series B Preferred Stock) and 60 million shares of its common stock. The Series B Preferred Stock has a liquidation preference of $40 million and each share is convertible into shares of common stock such that the common stock and Series B Preferred Stock issued in the debt for equity exchange on an "as converted" basis will be equivalent to 95% of the aggregate outstanding common stock after giving effect to the exchange transaction. In order to be able to issue common stock and the Series B Preferred Stock as required by the Recapitalization Agreement without the lengthy delay associated with obtaining stockholder approval required under the Nasdaq Marketplace Rules, the Company delisted its shares of common stock from the Nasdaq National Market, effective as of the close of business on April 1, 2005. The Company's common stock is currently trading over-the-counter. As a result, an investor may find it difficult to sell or obtain quotations as to the price of the Company's common stock. Delisting could also adversely affect investors' perception, which could lead to further declines in the market price of the Company's common stock. Additionally, the issuance of common stock and the Series B Preferred Stock pursuant to the Recapitalization Agreement will result in significant dilution to the Company's stockholders. Accordingly, any investment in the Company's common stock will continue to be highly speculative.

"Executing a major recapitalization and refinancing plan while maintaining our reputation for quality service and performance has enabled us to acquire contracts such as the West Africa Gas Pipeline Company Limited contract. Our current backlog of over $200 million is a credit to our employees offshore and onshore." said David W. Sharp, President and Chief Executive Officer. "I appreciate the support and confidence of our customers, investors, subcontractors and business associates during this difficult period and as we move the company forward."

Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry and energy related industries in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America, and the Mediterranean. The Company's fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company's substantial amount of debt; high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; the Company's ability to complete the recapitalization of its equity structure; resolution of the Company's outstanding claims against Pemex; outcome of litigation with Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company's ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward--looking statements often identified with words like "should", "expects", "believes", "anticipates", "may", "could", etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Comparative Tables Follow:

Horizon Offshore, Inc.

Summary Financial and Operating Data

(Unaudited)

In thousands, except share and per share data)

	Three Months Ended March 31,
Income Statement Data:	2005	2004

Contract revenues	$37,346	$42,483
Cost of contract revenues	34,750	42,607
Gross profit (loss)	2,596	(124)
Selling, general and administrative expenses	5,568	5,841
Operating loss	(2,972)	(5,965)

Other:
Interest expense	(10,314)	(3,737)
Interest income	38	14
Loss on debt extinguishment	(1,263)	(165)
Other income (expense), net	(57)	(58)

Net loss before income taxes	(14,568)	(9,911)
Income tax provision	905	787
Net loss	$(15,473)	$(10,698)

Earnings (loss) per share:
Net loss per share -- basic and diluted	$(0.48)	$(0.40)

Weighted average shares used in computing earnings (loss) per share:
Basic and Diluted	32,219,204	26,542,622

Other Non-GAAP Financial Data:
Adjusted EBITDA(1)	$614	$(1,981)

Adjusted EBITDA calculation is as follows:
Net loss	$(15,473)	$(10,698)
Income tax provision	905	787
Net interest expense	10,276	3,723
Depreciation and amortization	3,643	4,042
Loss on debt extinguishment	1,263	165
Adjusted EBITDA	$614	$(1,981)

(1)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, income taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, loss on debt extinguishment and non-cash impairments. Net income or loss includes revenues for services for which non-cash consideration is received. Horizon has separately identified non-cash charges which are non-recurring, infrequent, unusual, or isolated or the result of special circumstances and has excluded these non-cash charges from the calculation of Adjusted EBITDA. Horizon has aligned its disclosure of Adjusted EBITDA with the financial covenants including maintaining a required EBITDA, as defined in its material credit agreements with various lenders. Horizon believes that Adjusted EBITDA is a material component of the financial covenants in its credit agreements and non-compliance with the covenants could result in the acceleration of its indebtedness. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon's GAAP financials and is used as a measure of operational performance. A reconciliation of the non-GAAP measure to Horizon's income statement is included. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon's operating performance, financial position and cash flows. Horizon's computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies

Contact:	Horizon Offshore, Inc.
Ronald D. Mogel
(713) 243-2753